Supplement A-3

National Grid (US) Holdings Limited
Balance sheet
at March 31, 2004

	£m	$m
Fixed assets
Investments	2,062	3,773

	2,062	3,773

Current assets
Debtors (amounts falling due within one year)	0	0

Creditors (amounts falling due within one year)
Other creditors	(314)	(575)

Net current liabilities	(314)	(575)

Net assets	1,748	3,198

Capital and reserves
Called up share capital	1	2
Share premium account	1,061	1,942
Profit and loss account	686	1,255
Equity shareholders' funds	1,748	3,199

Reconciliation of equity shareholders' funds to US GAAP

Equity shareholders' funds under UK GAAP	1,748	3,199

Adjustments to conform with US GAAP
Investments in subsidiaries, at equity	(1,135)	(2,077)

Equity shareholders' funds under US GAAP	613	1,122

The balance sheet is prepared under UK GAAP.
The amounts presented above in US dollars are by way of a convenience translation of UK sterling figures, based on the exchange rate at March 31, 2004 of $1.83 =£1

National Grid (US) Holdings Limited
Cash flow statement
for the year ended March 31, 2004

There were no cash flows in the year.

National Grid (US) Holdings Limited
Profit and loss account
for the year ended March 31, 2004

	£m	$m

Exchange differences	(30)	(55)

Operating profit - continuing operations	(30)	(55)

Profit before interest and tax	(30)	(55)

Net interest	-	-

Profit on ordinary activities before taxation	(30)	(55)

Taxation	9	16

Profit on ordinary activities after taxation	(21)	(39)

Dividends	(72)	(132)

Profit on ordinary activities after taxation retained for the year	(93)	(171)

Reconciliation of net loss to US GAAP

Profit on ordinary activities after taxation under UK GAAP	(21)	(39)

Adjustments to conform with US GAAP
Equity in income of companies		103

Net profit under US GAAP		64

The profit and loss account is prepared under UK GAAP.
The amounts presented above in US dollars are by way of a convenience translation of UK sterling figures based on an average exchange rate of $1.83 =£1

National Grid (US) Holdings Limited
Profit and loss reserve
for the year ended March 31, 2004

	£m		$m

At April 1, 2003	779		1,426

Retained profit for the year	(93)		(170)

At March 31, 2004	686		1,256

Reconciliation of profit and loss reserve to accumulated losses under US GAAP

Group profit and loss reserve under UK GAAP at March 31, 2004	686		1,256

Adjustments to conform with US GAAP
Equity in income of companies	586		1,072
Profit on sale of group companies	(818)		(1,497)

Retained earnings under US GAAP at March 31, 2004	454	*	831

* Includes cumulative other comprehensive losses of £(93)m ($(170)m).

The profit and loss reserve is prepared under UK GAAP.
The amounts presented above in US dollars are by way of a convenience translation of UK sterling figures based on an average exchange rate of $1.83 =£1